Exhibit 99.1

Rambus Announces Departure of Chief Financial Officer

Affirms guidance for third quarter fiscal year 2021

SAN JOSE, Calif. – October 13, 2021 - Rambus Inc. (NASDAQ: RMBS) a provider of industry-leading chips and silicon IP making data faster and safer, today announced that Rahul Mathur, senior vice president and chief financial officer (CFO), will resign from Rambus effective November 15, 2021 to pursue another opportunity outside of the semiconductor industry. A formal search has commenced for a new CFO. Keith Jones, current vice president, chief accounting officer and corporate controller at Rambus, will serve as interim CFO and ensure a seamless transition until a replacement has been found.

“Rahul has been an integral part of our transformation as a product company over the last several years. I would like to thank him for his contributions and wish him well in his next opportunity,” said Luc Seraphin, chief executive officer at Rambus. “Rambus is well positioned for continued profitable growth with exciting opportunities ahead of us. Keith brings a wealth of experience to the role, and I am confident he will lead the organization through a successful transition.”

“It has been an honor to work for Rambus,” said Rahul Mathur. “I am proud to have been part of a team that consistently delivered strong financial results and shareholder value, and look forward to watching the continued success of the company.”

Separately, Rambus affirmed its previously issued guidance for the third quarter fiscal year 2021. The company will hold a conference call on November 1, 2021 at 2:00 p.m. Pacific Time to discuss its third quarter fiscal year 2021 results.

About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory subsystems that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Forward-looking statements

Information set forth in this press release, including statements related to Rambus’ executive transition, profitable growth, positioning for the future, continued success and third quarter guidance constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

© Rambus Inc.

These statements are based on various assumptions and expectations of Rambus’ management and may not be accurate because of the risks and uncertainties surrounding these assumptions and expectations. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, or what effect they will have on Rambus’ operations or financial condition. Forward-looking statements included herein are made as of the date hereof, and Rambus undertakes no obligation to publicly update or revise any forward-looking statement unless required to do so by federal securities laws. Major risks, uncertainties and assumptions include, but are not limited to, the factors described under “Risk Factors” in Rambus’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and any statements of assumptions underlying any of the foregoing.

Source: Rambus Inc.

Contact:

Nicole Noutsios

Rambus Investor Relations

(510) 315-1003

rambus@nmnadvisors.com

© Rambus Inc.